                                                                    Exhibit 12.1

                                                    AUDITED      AUDITED     AUDITED     AUDITED      AUDITED       YTD       YTD
                                                   YEAR ENDED  YEAR ENDED  YEAR ENDED  YEAR ENDED   YEAR ENDED     SEPT.     SEPT.
                                                      1998        1999        2000        2001         2002        2002      2003
                                                    -------     -------     -------      ------       ------      ------    ------
 Earnings:
         (Loss) income before income taxes and
           minority interest                         (9,174)    (11,465)    (12,532)     (1,355)       3,599       7,263     1,788
         Fixed charges                                9,635      25,550      30,880      28,975       24,524      18,425    18,207
                                                    -------     -------     -------      ------       ------      ------    ------

 Total earnings                                         461      14,085      18,348      27,620       28,123      25,688    19,995

 Fixed charges:
         Interest expense                             8,814      23,576      27,107      24,730       20,252      15,222    15,035
         Amortization of deferred financing fees        280         954       1,763       1,867        2,024       1,517     1,749
         Amortization of original issue discount          -           -         858       1,014        1,016         762       641
         Interest factor of rental expense (1)          541       1,020       1,152       1,364        1,232         924       782
                                                    -------     -------     -------      ------       ------      ------    ------

 Total fixed charges                                  9,635      25,550      30,880      28,975       24,524      18,425    18,207

 Ratio of earnings to fixed charges (2)                   -           -           -           -          1.1x        1.4x      1.1x

(1) The interest factor of rental expense has been calculated using the rate implied pursuant to the terms of the rental agreements. For the periods presented, the weighted-average factor was 25.4% of total rental expense.

(2) For the years ended Decmeber 31, 1998, 1999, 2000 and 2001, our earnings were insufficient to cover our fixed charges by $9,174, $11,465, 12,532 and $1,355, respectively.